UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SCOPUS BIOPHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

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December 7, 2021

Dear Scopus Stockholders,

Scopus will reconvene its Annual Meeting of Stockholders (the “Annual Meeting”) on Monday, December 20, 2021, at 11:30 a.m. Eastern time. At the Annual Meeting, we are asking you to re-elect the Company’s director nominees – Raphael (“Rafi”) Hofstein, Ph.D. and David S. Battleman, M.D.

Unfortunately, Morris C. Laster, M.D. has commenced a proxy contest by nominating two hand-picked candidates to stand for election to the board. Your board views Dr. Laster’s candidates as unqualified and believes that they will be committed to advancing Dr. Laster’s interests – not yours.

If you have not already voted your shares, please vote “FOR ALL” of Scopus’ director nominees today by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. If you have already voted and do not wish to change your vote, you do not need to vote again. Your vote matters regardless of how many shares you own!

SCOPUS IS DEVELOPING TRANSFORMATIONAL THERAPEUTICS BASED ON GROUNDBREAKING SCIENTIFIC AND MEDICAL DISCOVERIES

In September 2021, we launched Duet Therapeutics (“Duet”) to advance the immuno-oncology assets of Scopus and Olimmune, Inc.i

•	Duet has a powerful portfolio of bi-functional cancer-targeting molecules that simultaneously activate the body’s immune system by stimulating TLR9 receptors and turning off the STAT3 gene.

•	The STAT3 gene plays a major role in maintaining immunosuppression and allowing tumors to grow, and it is frequently characterized as the holy grail of treating and curing cancer.

•	Our technologies have the potential to create unprecedented treatments, and potentially cures, for many different types of cancer.

•	We’ve significantly enhanced Scopus’ leadership team by appointing individuals with experience in company building and clinical development. These individuals include Alan Horsager, Ph.D.; Marcin Kortylewski, Ph.D.; John Rossi, Ph.D.; and Nagy Habib, Ch.M., F.R.C.S.

o   We continue to strengthen the Company’s management team.

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SCOPUS’ HIGHLY QUALIFIED AND EXPERIENCED DIRECTOR NOMINEES STANDING FOR RE-ELECTION

Scopus’ highly qualified and experienced candidates – Dr. Hofstein and Dr. Battleman – have track records of guiding early-stage life science companies as they develop and commercialize scientific breakthroughs and their highly accomplished careers are built upon distinguished academic backgrounds. Your board believes they are the right candidates to continue overseeing Scopus.

•	Dr. Hofstein has broad experience across multiple scientific and medical sectors for numerous public and private biopharmaceutical, biotechnology and pharmaceutical companies.
o	He previously served as President and CEO of Toronto Innovation Acceleration Partners (“TIAP”), a consortium of leading universities, teaching hospitals and other institutions and research institutes with the mandate of identifying life sciences and other technology research. Industry partners of TIAP include Amgen, Baxter, GlaxoSmithKlein, Johnson & Johnson, Merck, Pfizer, and Takeda.
o	During Dr. Hofstein’s tenure with TIAP, he helped launch and/or finance over 50 new life sciences and other healthcare-related companies.
o	Dr. Hofstein’s education includes a B.Sc. in Chemistry and Physics from Hebrew University, M.Sc. and Ph.D. in Life Sciences and Chemistry from the Weizmann Institute of Science and post-doctoral training and research in the Department of Neurobiology at Harvard Medical School.

•	Dr. Battleman has extensive experience spanning across academia, the pharmaceutical industry and management consulting, as well as widespread investor relationships resulting from advising investors in connection with biotech-related and other healthcare investments.
o	He has served as the Founding Principal of TrueNorth Lifesciences, a Senior Principal at IMS Health Holdings, Inc., a consultant at Bain & Company, and a director at Pfizer Inc.
o	Dr. Battleman’s education includes a B.A. in Biology from The Johns Hopkins University, an M.D. from the Weill Medical College of Cornell University, a MSc. from the Harvard T.H. Chan School of Public Health and an M.B.A. from The Wharton School at the University of Pennsylvania.

SCOPUS RECENTLY RAISED $9.75 MILLION IN NON-DILUTIVE FINANCING

Scopus recently raised $9.75 million in funding via a private placement, providing the cash runway to reach near-term value creation milestones that we expect to reach between now and the fourth quarter of 2022 and the first quarter of 2023.

•	The financing was non-dilutive to stockholders other than members of the Executive Committee of your board (the “Executive Committee”) and HCFP, their investment affiliate.

o   HCFP is the co-founder of the Company and provided substantially all of the necessary start-up capital.

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•	HCFP fully absorbed the dilution of the financing by contributing back to the Company warrants to purchase six million shares of common stock.

•	HCFP contributed these securities because it was acting in the best interests of Scopus and its stockholders.

•	Dr. Laster has chosen to obfuscate the facts surrounding the financing in support of his false narrative:

o   Dr. Laster falsely states the financing is dilutive. The truth is the six million shares contributed by HCFP fully cover the shares and warrants issued to investors in the private placement.

o   Dr. Laster falsely claims the transaction is an example of self-dealing by HCFP. The truth is the financing would not have occurred without HCFP’s contribution, which benefitted all of the other stockholders but was extremely costly to HCFP.

o   Dr. Laster falsely suggests that Scopus did not speak to other financing sources. The truth is the Company sought to raise funds from multiple potential parties. Almost all such parties declined to invest due to Dr. Laster’s proxy contest and litigation against the Company.

YOUR BOARD BELIEVES DR. LASTER’S NOMINEES ARE NOT QUALIFIED TO SERVE AS DIRECTORS

Dr. Laster would have you believe that his actions are designed to benefit all Scopus stockholders. However, your board believes Dr. Laster is being disingenuous and that his campaign is self-serving. Dr. Laster previously resigned from Scopus’ board and at no time expressed any interest in re-joining. Instead, he has nominated Mordechai Saar Hacham and Joshua Levine, two unqualified individuals who your board believes will be more focused on advancing Dr. Laster’s agenda than on the interests of all stockholders. Here is some important additional context to consider about Dr. Laster’s handpicked candidates:

•	Mr. Hacham and Mr. Levine are not truly independent from Dr. Laster:

o   Mr. Hacham serves as Chief Financial Officer at OncoHost, where Dr. Laster is Chairman; and

o   Mr. Levine served as Chairman and Chief Executive Officer of Proteologics at the same time Dr. Laster served on its board.

•	Mr. Hacham to our knowledge has never served as an officer or on the board of a publicly traded company in the United States. The private biotechnology incubator run by Mr. Hacham had a mixed track record, at best.

•	Mr. Levine has extremely limited experience as an officer or director of publicly traded companies in the United States. He oversaw substantial value destruction at the few public companies where he served as an officer or a director, including XTL Biopharmaceuticals, an Israeli-based company that trades on Nasdaq, and three small Israeli-based companies.

o   One of these companies, SCNV Acquisition, had the registration of its securities revoked by the U.S. Securities and Exchange Commission (“SEC”).

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•	Mr. Levine overstates his credentials while simultaneously attempting to hide his past affiliation with disgraced stockbroker Patterson Travis, Inc. (“Patterson Travis”), a firm that was expelled by the Financial Industry Regulatory Authority, Inc.

o   Mr. Levine’s biography in Dr. Laster’s proxy statement states he was head of corporate finance at a US-based investment bank without identifying the investment bank. We believe this refers to Patterson Travis.

o   In a February 2001 article by the Australian Financial Review, Patterson Travis told the publication Mr. Levine “was never an employee”ii.

To avoid continuing distraction and expense, Scopus was willing to consider adding qualified nominees proposed by Dr. Laster to the Company’s board. Dr. Laster refused to entertain this proposal and has also failed to articulate how his nominees are suited to serve as directors of a public company.

SUPPORT SCOPUS AND YOUR INVESTMENT BY VOTING “FOR ALL” OF SCOPUS’ NOMINEES AND “FOR” THE APPOINTMENT OF ITS ACCOUNTING FIRM ON THE WHITE PROXY CARD

Your board is committed to acting in the best interests of all stockholders and urges you to support the Company by voting “FOR ALL” of its director nominees – Raphael (“Rafi”) Hofstein, Ph.D. and David S. Battleman, M.D. – and “FOR” the appointment of Citrin Cooperman & Company, LLP as our independent registered public accounting firm for the 2021 fiscal year on the WHITE proxy card today.

Your support is greatly appreciated as we progress towards our milestones.

Sincerely,

Joshua R. Lamstein

Chairman of Scopus

Morrow Sodali

509 Madison Avenue, Suite 1206

New York, New York 10022

Call Collect: (203) 658-9400

Call Toll Free: (800) 662-5200

Email: SCPS@investor.morrowsodali.com

i Scopus acquired Olimmune, Inc. in June 2021.

ii Permission to use quotation neither sought nor obtained.

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